News Release

Firsthand Technology Value Fund Holding Revasum

Exploring IPO, Closes $8 Million Pre-IPO Funding Round

San Jose, CA, August 31, 2018 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Revasum, a leading supplier of wafer processing equipment, has closed an $8 million funding round and announced its intention to seek an initial public offering ("IPO") in Australia.

The majority of the pre-IPO financing, which was managed by Shaw and Partners, came from leading Australian institutional investors. Firsthand Technology Value Fund and other US investors also participated in the round.

The Fund made its initial investment in Revasum in 2016, and has invested more than $14 million in the company to date. As of July 31, 2018, Revasum was the Fund’s third-largest holding.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund's investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund's public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results. Announcements about potential public offerings of the Fund's holdings, such as provided above, do not provide any indication about whether any other Fund holding will go public or otherwise will become a profitable investment.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski

Firsthand Capital Management, Inc.

(408) 624-9525

vc@firsthandtvf.com